                                                                    Exhibit 10.1
                                  AGREEMENT


         THIS AGREEMENT, dated as of August 8, 2000 (this "Agreement"), by and between Pro Net Link Corp., a Nevada corporation (the "Company"), John A. Bohn ("John Bohn") and Karen Morgan (together with John Bohn, collectively the "Officers"; each an "Officer") and GlobalNet Venture Partners, Inc., a Delaware corporation of which John Bohn and Karen Morgan are principals (the "Officers' Co.").

                             W I T N E S S E T H:


         WHEREAS, the Company wishes John Bohn to serve as Chairman, Chief Executive Officer and President, and Karen Morgan to serve as Chief Operating Officer and Senior Executive Vice President. John Bohn and Karen Morgan have agreed to accept these positions and fulfill the usual duties and responsibilities attendant thereto. John Bohn and Karen Morgan are principals of the Officers' Co. The Officers' Co. agrees to release the Officers from their responsibilities to the Officers' Co.

         NOW, THEREFORE, in consideration of the foregoing and mutual covenants contained herein, the Company, John Bohn, Karen Morgan and the Officers' Co. (each individually a "Party" and together the "Parties"; additionally, John Bohn, Karen Morgan and the Officers' Co. are each individually an "Executive Management Party," and, collectively, the "Executive Management Parties") agree as follows:

         1. Duties and Responsibilities of Executive Management Parties.

             (a) During the Term, John Bohn agrees to serve as President and Chief Executive Officer of the Company. In that capacity John Bohn shall have the duties and responsibilities normally associated with such positions. The Parties agree to take such steps as are within their respective authority to cause John Bohn to serve as Chairman of the Board during the Term. John Bohn, in carrying out his duties under this Agreement, shall report to, and be subject to the supervision of, the Board.

             (b) During the Term, Karen Morgan agrees to serve as Chief Operating Officer and Senior Executive Vice President of the Company. In that capacity Karen Morgan shall have the duties and responsibilities normally associated with such position. The Parties agree to take such steps as are within their respective authority to cause Karen Morgan to serve on the Board during the Term. Karen Morgan, in carrying out her duties under this Agreement, shall report to, and be subject to the supervision of, John Bohn and the Board.

             (c) During the Term, the Officers shall devote such time and effort to the business of the Company as is reasonably necessary to fully discharge their respective responsibilities as officers and directors of the Company. The Officers may not engage in other activities that might be deemed in competition with the Company or conflict with or otherwise adversely affect their duties and positions as senior officers of the Company.

             (d) It is understood and agreed by the Parties that the services to be provided to the Company by the Officers under this Agreement are personal in nature and are to be performed solely by John Bohn or Karen Morgan, as the case may be, unless the Company, in its sole discretion, otherwise agrees in advance in writing. It is understood that part of the responsibilities of John Bohn, Karen Morgan and the Officers' Co. is to secure the services of other senior management, do successorship planning and develop strategy for the current and future management of the Company.

             (e) During the Term, the Executive Management Parties shall provide executive, management and advisory services with respect to shareholder value enhancement, strategic planning, corporate finance, shareholder relations and other matters regarding the Company, which services shall include its best reasonable business efforts to secure Viable Financing. It is understood, acknowledged and agreed that the Company is under no obligation to enter into or consummate any agreement or arrangement with any party introduced to the Company by any Executive Management Party, subject only to the good faith exercise of the Board's business judgment.

         2.  Term.

             The term of this Agreement (the "Term") shall commence on the date hereof and shall expire on the earlier of (i) the date of the termination of this Agreement pursuant to Section 13, 14, 15 or 16, as the case may be, and
(ii) the two year anniversary of the date of the execution of this Agreement. For purposes of this Agreement, the "Original Term" shall commence on the date hereof and shall expire on the two year anniversary of the date of the execution of this Agreement.

         3.  Insurance.

             During the Term, the Company shall maintain officers' and directors' liability insurance for the coverage of the Officers.

         4.  Start Up Fee.

             The Company shall pay the Officers' Co. a start up fee of $400,000 in cash (the "Start Up Fee"). Payment of the Start Up Fee shall be made within 30 days of the consummation of a Viable Financing.

         5.  Base Cash Consideration.

             During the Term, the Officers' Co. shall be paid Base Cash Consideration at the annualized rate of $500,000, payable no less frequently than monthly.

         6.  Additional Cash Consideration.

             During the Term, the Officers' Co. shall be entitled to be considered for the receipt of additional cash consideration at the end of each calendar year, based on the performance of (i) the Company and (ii) the Executive Management Parties under this Agreement, which shall be determined by the Board in its sole discretion ("Additional Consideration"). The target for the Additional Consideration is 100% of the amount of the Officers' Co.'s Base Cash Consideration (the "Additional Consideration Target") paid for the period; provided, however, that a decision by the Board made in good faith (i) to pay Additional Consideration to the Officers' Co. in an amount less than the Additional Consideration Target or (ii) to pay no Additional Consideration to the Officers' Co. shall not constitute a breach of this Agreement by the Company.

         7.  Incentive Pool.

             During the Term, in addition to the Base Cash Consideration and Additional Consideration, within 90 days following each Threshold Date, the Company shall pay the Officers' Co. an amount equal to 75% of the Incentive Pool. Fifteen percent of such amount shall be payable in cash and 85% shall be payable in the form of registered shares of Stock; provided, that no cash payment will be payable under this Section 7 prior to the consummation of a Viable Financing; and, provided, further, that if the Board in its sole discretion shall determine in good faith that the payment of the Officers' Co.'s share of the Incentive Pool in cash would have a materially adverse effect on the Company, then the Officers' Co.'s share of the Incentive Pool shall be paid in such greater proportion of registered shares of Stock as the Board deems necessary to avoid such materially adverse effect.

         8.  Stock Options.

             The Company shall grant to the Officers' Co. the options to purchase Stock as are provided for, and in conformity with, the Option Agreement.

         9.  Financing Fee.

             (a) In the event of the closing of a Viable Financing (a "Consummated Transaction"), the Company shall pay to the Officers' Co. the following consideration (in addition to any other consideration provided for herein): (i) in the event of a Consummated Transaction within 90 days of the date hereof, the Company shall pay the Officers' Co., at the closing of such Consummated Transaction, 5% of the amount of such capital investment; (ii) in the event of a Consummated Transaction after 90 days from the date hereof but within 180 days hereof, at the closing of such Consummated Transaction, 3.5% of the amount of such capital investment; and (iii) in the event of a Consummated Transaction after 180 days hereof but prior to 270 days hereof, at the closing of such Consummated Transaction, 2.25% of the amount of such capital investment.

             (b) The Parties acknowledge that no consideration under this
Section 9 shall be due with regard to any Viable Financing until and unless such transaction is actually consummated. Should any portion of the funding be held in escrow or otherwise delayed for a certain period subsequent to the closing, the Company shall only be obligated to pay the Advisor at the closing consideration based on the actual cash (or other consideration) received by the Company at that time. Any additional consideration shall be payable within ten days after the balance of the funding shall have been distributed to the Company, and shall be computed on the amount actually distributed. For example, should an escrow agent pursuant to the terms of an escrow agreement be required to retain any amounts held by it, the Advisor shall not be entitled to compensation on amounts so held.

         10. Reimbursement of Business and Other Expenses.

             The Executive Management Parties are authorized to incur reasonable business expenses in carrying out their duties and responsibilities under this Agreement, and the Company shall promptly reimburse the Executive Management Parties for all such expenses subject to and in accordance with the Company's policies and procedures as adopted and in effect from time to time and applicable to its senior management.

         11. Modification of Agreement Due to Death of an Officer.

             (a) This Agreement will be modified within 90 days after the death of either Officer if the remaining Officer fails to or is unable to satisfactorily assume such deceased Officer's responsibilities or if the Officers' Co. fails to provide a substitute officer acceptable to the Board within such 90 day period (such date of modification is referred to herein as the "End Date").

             (b) The determination of whether the remaining Officer or the Officers' Co. shall have fulfilled the standard in paragraph (a) of this Section 11 shall be made by the Board in the good faith exercise of its sole discretion.

             (c) If the Board shall determine that the remaining Officer or the Officers' Co., as the case may be, has fulfilled the standard in paragraph (a) of this Section 11, this Agreement shall remain in full force and effect without modification.

             (d) If the Board shall determine that the remaining Officer or the Officers' Co., as the case may be, has not fulfilled the standard in paragraph
(a) of this Section 11, the Officers' Co. shall be entitled to the following consideration for the period up to and until the End Date:

                 (i) the balance of any earned (but unpaid) Base Cash Consideration through the End Date;

                 (ii) the balance of any Additional Consideration based upon the provisions of Section 6 hereof, earned (but not yet paid) at the End Date;

                 (iii) the balance (if any) of the earned (but unpaid) non-cash portion of the Incentive Pool;

                 (iv) if a Viable Financing has occurred, any unpaid portion of the Start Up Fee pursuant to Section 4 and any earned but unpaid portion of the Financing Fee pursuant to Section 9 and the appropriate cash portion of the Incentive Pool pursuant to Section 7; and

                 (v) Options, as provided for in the Option Agreement.

Following the End Date and until the expiration or termination of this Agreement (the "Remainder Period"), the surviving Officer, the Officers' Co. and the Company shall remain Parties, subject to each of their respective rights and obligations hereunder; provided, that during the Remainder Period, for as long as the surviving Officer continues to serve the Company, in lieu of all of the consideration otherwise due hereunder to the Officers' Co., the Officers' Co. shall instead only be entitled to:

              (X) in the event John Bohn is the surviving Officer, 55% of the Base Cash Consideration and Additional Consideration (if any), or, in the event Karen Morgan is the surviving Officer, 45% of the Base Cash Consideration and Additional Consideration (if any);

              (Y) in the event John Bohn is the surviving Officer, 60% of the appropriate portion of the Incentive Pool pursuant to Section 7, or, in the event Karen Morgan is the surviving Officer, 40% of the appropriate portion of the Incentive Pool pursuant to Section 7; and

              (Z) Options, as provided for in the Option Agreement.

         12. Modification of Agreement Due to Disability of an Officer.


             (a) This Agreement will be modified within 90 days after the Disability of either Officer if the remaining Officer fails to or is unable to satisfactorily assume such disabled Officer's responsibilities or if the Officers' Co. fails to provide a substitute officer acceptable to the Board within such 90 day period (such date of modification is referred to herein as the "Disability Date").


             (b) The determination of whether the remaining Officer or the Officers' Co. shall have fulfilled the standard in paragraph (a) of this Section 12 shall be made by the Board in the good faith exercise of its sole discretion.

             (c) If the Board shall determine that the remaining Officer or the Officers' Co., as the case may be, has fulfilled the standard in paragraph (a) of this Section 12, this Agreement shall remain in full force and effect without modification.

             (d) If the Board shall determine that the remaining Officer or the Officers' Co., as the case may be, has not fulfilled the standard in paragraph
(a) of this Section 12, the Officers' Co. shall be entitled to the following consideration for the period up to and until the Disability Date:



                 (i) the balance of any earned (but unpaid) Base Cash Consideration through the Disability Date;


                 (ii) the balance of any Additional Consideration based upon the provisions of Section 6 hereof earned (but not yet paid) at the Disability Date;


                 (iii) the balance (if any) of the earned (but unpaid) non-cash portion of the Incentive Pool;


                 (iv) if a Viable Financing has occurred, any unpaid portion of the Start Up Fee pursuant to Section 4, any earned but unpaid portion of the Financing Fee pursuant to Section 9 and the appropriate cash portion of the Incentive Pool pursuant to Section 7; and

                 (v) Options, as provided for in the Option Agreement.


Following the Disability Date and until the expiration or termination of this Agreement (the "Disability Remainder Period"), the remaining Officer, the Officers' Co. and the Company shall remain Parties, subject to each of their respective rights and obligations hereunder; provided, that during the Disability Remainder Period, for as long as the remaining Officer continues to serve the Company, in lieu of all of the consideration otherwise due hereunder to the Officers' Co., the Officers' Co. shall instead only be entitled to:

                  (X) in the event John Bohn is the remaining Officer, 55% of the Base Cash Consideration and Additional Consideration (if any), or, in the event Karen Morgan is the remaining Officer, 45% of the Base Cash Consideration and Additional Consideration (if any);

                  (Y) in the event John Bohn is the remaining Officer, 60% of the appropriate portion of the Incentive Pool pursuant to Section 7, or, in the event Karen Morgan is the remaining Officer, 40% of the appropriate portion of the Incentive Pool pursuant to Section 7; and

                  (Z) Options, as provided for in the Option Agreement.

         13. Termination Due to Death or Disability of Second Officer.

             Notwithstanding any provision herein to the contrary, in the event of the Death or Disability of an Officer subsequent to the Death or Disability of the other Officer, this Agreement shall terminate effective as of the date of the Death or Disability, as the case may be, of such second Officer (the "Final Date"), and the Officers' Co. shall be entitled to the following consideration for the period up to and until the Final Date:


             (a) the balance of any earned (but unpaid) Base Cash Consideration through the Final Date;


             (b) the balance of any Additional Consideration based upon the provisions of Section 6 hereof earned (but not yet paid) at the Final Date;


             (c) the balance (if any) of the earned (but unpaid) non-cash portion of the Incentive Pool;


             (d) if a Viable Financing has occurred, any unpaid portion of the Start Up Fee pursuant to Section 4, any earned but unpaid portion of the Financing Fee pursuant to Section 9 and the appropriate cash portion of the Incentive Pool pursuant to Section 7; and

             (e) Options, as provided for in the Option Agreement.

In the event of the simultaneous death and/or Disability of both Officers, the date of such occurrence shall be deemed the Final Date in accordance with the terms of this Section 13.

         14. Termination by the Company for Cause.


             In the event the Company terminates this Agreement for Cause, the Officers' Co. shall only be entitled to Base Cash Consideration (accrued through the date of termination), Start Up Fee, the non-cash portion of the Incentive Pool (accrued through the date of such termination) and Options (as provided in the Option Agreement), together with, if a Viable Financing has occurred, the Financing Fees and the cash portion of the Incentive Pool payment (if any) accrued from the preceding Threshold Date through the date of such termination; provided, that no payment of the Financing Fee or any portion of the Incentive Pool shall be made to the Officers' Co. if said Cause was directly related to a Viable Financing or an attempt to obtain a Viable Financing, a fraud on the Company or if said Cause, in the reasonable, good faith judgment of the Board, has, or is likely to, diminish substantially the aggregate price of the Common Stock of the Company.

         15. Termination Without Cause, Constructive Termination Without Cause or Termination by the Officers' Co. For Cause.

             In the event this Agreement is terminated by the Company without Cause, other than due to an Officer's Disability or death, or in the event this Agreement is terminated due to a Constructive Termination Without Cause, or in the event this Agreement is terminated by the Officers' Co. for Cause, the Officers' Co. shall only be entitled to:

             (a) Base Cash Consideration through the date of such termination;

             (b) if a Viable Financing has occurred, a lump sum payment equal to the target for Additional Consideration prorated for the remaining portion of the Original Term;

             (c) if a Viable Financing has occurred, a lump sum payment equal to Base Cash Consideration that would otherwise have been payable through the end of the Original Term;

             (d) any earned but unpaid non-cash portion of the Incentive Pool pursuant to Section 7;

             (e) if a Viable Financing has occurred, any unpaid Start Up Fee pursuant to Section 4, any earned but unpaid Financing Fees pursuant to Section 9 and the appropriate cash portion of the Incentive Pool pursuant to Section 7; and

             (f) acceleration of all Options as provided in the Option
Agreement.

         16. Voluntary Termination.

             In the event of a termination of this Agreement by the Officers' Co. on its own initiative, other than pursuant to Section 15 or termination by the Officers' Co. on 60 days' written notice following the one-year anniversary of the date of the execution of this Agreement (which shall result in the same payments as a termination under Section 12), such termination shall be a breach of this Agreement and the Officers' Co. shall only be entitled to Base Cash Consideration (accrued through the date of such termination), the Start Up Fee and Options (as provided for in the Option Agreement), together with, if a Viable Financing has occurred, Financing Fees and the non-cash portion of the Incentive Pool payment (if any) accrued from the preceding Threshold Date, provided, however, that no payment of the Financing Fees or any portion of the Incentive Pool shall be paid to the Officers' Co. if, in the reasonable, good faith judgment of the Board, such termination has or is likely to materially diminish the aggregate price of the Common Stock of the Company.

         17. Nature of Payments.

             Any amounts due under Sections 11, 12, 13, 14, 15 and 16 are in the nature of liquidated damages considered to be reasonable by the parties and are not in the nature of a penalty. The Company and the Executive Management Parties acknowledge and agree that it would be impossible to calculate the damages the Company and/or the Officers' Co. would suffer in the event of a breach of a material term of this Agreement or any other Operative Agreement by any Executive Management Party or the Company.


         18. Acceleration.

             Within a reasonable period following the end of each fiscal quarter during the Term, the Board shall consider whether the Executive Management Parties have sufficiently improved the condition of the Company, including the capitalization and market position thereof, so as to warrant the accelerated termination of this Agreement. In the event the Board determines in its sole discretion that such accelerated termination of this Agreement is appropriate, this Agreement shall terminate, and the Officers' Co. shall receive all consideration due to it at such time under any Operative Agreement on a fully vested basis.

         19. Release.

             In partial consideration for the Company's obligation to make the payments described in Sections 11, 12, 13, 14, 15 and 16 each Executive Management Party shall execute and deliver to the Company a release of all claims he, she or it shall then have against the Company, its Affiliates and their related Persons arising out of or in connection with this Agreement or any other Operative Agreement, including, but not limited to, a release of all claims of discrimination. Said release and all payments due by the Company to the Executive Management Parties shall be held in escrow by a law firm (the "Escrow Agent") agreed to by all parties hereto within 10 business days, and the Parties will agree to mutually satisfactory procedures for simultaneous release of such release and such payments by the Escrow Agent. If the Parties fail to agree to a mutually acceptable Escrow Agent and/or related procedures within 10 business days then any party hereto may petition the American Arbitration Association to appoint a single arbitrator to designate an Escrow Agent, which will fix such procedures. Such Escrow Agent and arbitrator's fees and arbitration costs will be borne by the Company.

         20. Confidentiality.

             During the Original Term and for a period of ten years thereafter, the Executive Management Parties and the Company, and their respective Affiliates, shall not, without the prior written consent of the other, divulge, disclose or make accessible to any other Person, any Confidential Information except (a) in the course of carrying out their duties under this Agreement or
(b) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or the Officers' Co. or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order it to divulge, disclose or make accessible such information.

         21. Non-Competition and Non-Solicitation.

             (a) During the Original Term and for a period of six months thereafter, the Executive Management Parties and their Affiliates shall not, directly or indirectly whether as an employee, consultant, partner, principal, agent, distributor, representative, stockholder or otherwise (except that collectively they may be a stockholder of not more than a 5% equity interest in a public company) (except when acting on behalf of the Company), engage in any activities in any country worldwide in which the Company or any Subsidiary then conducts business that are in competition with the Existing Business of the Company or any Subsidiary.

             (b) During the Original Term and for a period of six months thereafter, the Executive Management Parties shall not directly or indirectly
(i) solicit any customer of the Company or any Subsidiary as a customer of a business competitive to an Existing Business or (ii) solicit any Person who is employed by the Company or any Subsidiary of the Company, other than (A) persons previously known to the Executive Management Parties and/or (B) a secretary/administrative assistant who is employed by the Company or an Executive Management Party, or any of their respective Subsidiaries, to accept employment with any Executive Management Party or any entity controlled, owned or operated by any Executive Management Party.

             (c) The Executive Management Parties each acknowledge that the Company has no adequate remedy at law and would be irreparably harmed if any Executive Management Party breaches or threatens to breach any of the provisions of Section 20, Sections 21(a) or (b), or Section 22, and therefore the
Executive Management Parties each agree that the Company or any Subsidiary, as the case may be, shall be entitled to temporary or permanent mandatory or injunctive relief, to terminate or forestall any breach or threatened breach of any of those provisions and to specific performance of the terms of each of such provisions without the need to demonstrate irreparable injury or post bond or other security. The Executive Management Parties each further agree that they shall not, in any proceeding seeking injunctive or other equitable relief to enforce the provisions of Section 20, Sections 21(a) or (b) or Section 22, raise the defense that the Company or any Subsidiary has an adequate remedy at law.

Nothing in this Section 21 shall be construed as prohibiting the Company or any Subsidiary from pursuing any other remedies available to it at law or in equity or which may be otherwise available to it.

             (d) If it is determined that any of the provisions of this Section 21, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, it is the intention of the Parties that the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

             (e) The restrictions in this Section 21 apply only in the event of a termination of this Agreement by the Company with Cause or a voluntary termination of this Agreement by the Officers' Co. that is that is to be treated as a breach of this Agreement under Section 14.

         22. Intellectual Property.

             Any processes, inventions, ideas, know-how and other similar data created or developed by the Officers' Co. and/or the Officers during the course of providing services under this Agreement to the Company and which relate to the business then conducted or under development by the Company in which an Executive Management Party is directly involved (hereinafter, a "Work"), shall be the Company's exclusive and absolute property, and each Executive Management Party hereby assigns to the Company, now and hereafter, all of its right, title and interest to any and all of the same. Any Work in connection with the services rendered by the Officers' Co. and/or the Officers hereunder shall be considered "work made for hire" under the Copyright Law of 1976 or any successor law, and the Company shall be the owner of such Work as if the Company were the author of such Work. This provision does not apply to proprietary processes or the intellectual property owned or otherwise controlled by or resident with the Executive Management Parties which was not created or developed during the course of providing services under this Agreement. The burden of proof of ownership of any Work shall at all times be on the party asserting ownership.

         23. Documents; Conduct.

             The Officers' Co. hereby expressly covenants and agrees that:

             (a) Following termination of the Term for any reason, or any time, upon the Company's request, each Executive Management Party and their Affiliates will promptly return to the Company all property of the Company and its Subsidiaries in its possession or control, including, without limitation, all copies of all management studies, business or strategic plans, budgets, notebooks and other printed, typed electronically stored or written materials, documents, diaries, disks, calendars and data of or relating to the Company or its Subsidiaries or their respective personnel or affairs.

             (b) The Executive Management Parties and the Company will not (and each Party shall exert their best efforts to ensure that their respective Affiliates will not) at any time denigrate, ridicule or intentionally criticize the Company or any of its Subsidiaries, or an Executive Management Party or its Affiliates, or any of their respective products or services, properties, employees, officers or directors, including, without limitation, by way of news interviews or the expression of personal view, opinions or judgments to the news media.

         24. Assignability; Binding Nature.

             This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the surviving corporation, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or by operation of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of any Executive Management Party under this Agreement, other than the right to receive consideration under this or any other Operative Agreement, may be assigned or transferred by such Executive Management Party, including, without limitation, the Officers' obligation to furnish the Company with their personal services hereunder.

         25. Incentives for other Members of Management.

             (a) The Company agrees that, so long as the Officers' Co. believes it to be in the best interests of the Company, the Company shall make 5% of the Company's currently fully diluted outstanding stock (as of the date of this Agreement) available for grants of options to the Company's chief financial officer ("CFO") and chief technical officer ("CTO"). The grant of such options shall be subject to the discretion of the Board. The Parties agree that, other than those options provided for in this paragraph, any further options granted by the Company to the CFO and CTO shall dilute the interests of the other shareholders of the Company and the Officers' Co. on a pro rata basis.

             (b) The Company agrees that, so long as the Officers' Co. believes it to be in the best interests of the Company, the Company shall make 25% of the Incentive Pool available to members of the Company's senior management other than the Officers. The grant of such participation shall be subject to the discretion of the Board.

         26. Business Ventures.

             The Officers' Co., its associates and/or its Affiliates have developed, are developing and will continue to develop business ventures and opportunities that are not in competition with the Company. All such projects that are not competitive with the Company and/or that predate the execution of this Agreement shall remain with the Officers' Co., its associates and/or its Affiliates and the Company shall have no right, title, interest or claim to any such business venture or opportunity. However, if the Officers' Co. has or subsequently secures the development of a project that is competitive with the Company, then the Company will be given a right of first refusal to develop such property or opportunity on the same or more favorable terms than those available to the Officers' Co. Said right of first refusal shall expire in each instance upon 30 business days after the Officers' Co. gives the Board written notice thereof.

         27. Indemnification; Tax Matters.

             The Executive Management Parties agree to indemnify the Company, on an after tax basis, from all tax, penalties, interest and other expenses that the Company may incur as a result of a determination by the Internal Revenue Service or a court that the Company failed to report any payments under this Agreement as wages and/or failed to timely withhold and pay employment taxes on any such payments.

         28. Entire Agreement.

             This Agreement and the other Operative Agreements (and any other agreements ancillary thereto) contain the entire understanding and agreement between the Parties concerning the subject matter hereof and supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

         29. Amendment or Waiver.

             No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by each of the Parties. No waiver by any Party of any breach by any other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by each of the Parties effected by such waiver.

         30. Severability.

             In the event that any provision or portion of any provision of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions and portions remaining of any provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

         31. Governing Law/Jurisdiction.

             This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to principles of conflict of laws. The Parties agree that any disagreement or dispute arising directly, indirectly, or otherwise in connection with, out of, related to, or from this Agreement, any breach hereof, or any transaction covered hereby, or any proceeding brought by a party to enforce any right, assert any claim, or obtain any relief whatsoever in connection with this Agreement, shall be brought by such party and resolved exclusively within the State of New York. Accordingly, the Parties consent and submit to the exclusive personal jurisdiction of the federal and state courts located within the State of New York, U.S.A. The Parties further agree that any such action or proceeding brought by a party to enforce any right, assert any claim, or obtain any relief whatsoever in connection with this Agreement shall be brought by such party exclusively in the federal or state courts located within the State of New York.

         32. Notices.

             Any notice required or permitted hereunder to be given to a Party shall be effective only if given in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested or by Federal Express or other similar service, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may hereinafter specify by notice to the other Party:

            If to the Company:

            Pro Net Link Corp.
            645 Fifth Avenue
            Suite 303
            New York, NY 10022
            Attention: Jean Pierre Collardeau

                  with a copy to:

            Kronish Lieb Weiner & Hellman LLP
            1114 Avenue of the Americas
            New York, NY 10036
            Attention: Steven Huttler, Esq.


            If to the Officers' Co.:

            GlobalNet Venture Partners
            300 Park Avenue
            New York, New York
            Attention: Andrew J. Entwistle, Esq.

                  with a copy to:

            Entwistle & Cappucci LLP
            400 Park Avenue
            New York, New York 10022
            Attention: Andrew J. Entwistle, Esq.

            If to John A. Bohn:

            John A. Bohn
            c/o Pro Net Link Corp.
            645 Fifth Avenue
            Suite 303
            New York, NY 10022

                  with a copy to:

            Entwistle & Cappucci LLP
            400 Park Avenue
            New York, New York 10022
            Attention: Andrew J. Entwistle, Esq.


            If to Karen Morgan:

            Karen Morgan
            c/o Pro Net Link Corp.
            645 Fifth Avenue
            Suite 303
            New York, NY 10022

                  with a copy to:

            Entwistle & Cappucci LLP
            400 Park Avenue
            New York, New York 10022
            Attention: Andrew J. Entwistle, Esq.

         33. Execution of Agreement and Further Actions.

             This Agreement may be executed in several counterpart copies each of which shall constitute an original and the same instrument notwithstanding that both Parties are not signatories to the same counterpart. The Parties agree to execute such other documents and to take such other action as may be necessary or appropriate to carry out the intent of this Agreement, provided that the same are not inconsistent with the provisions hereof.

         34. Definitions.

             As used in this Agreement, unless the context otherwise requires:

             (a) "Affiliate" of a Person means a Person that directly or indirectly controls, is controlled by, or is under common control with the Person or other entity specified.

             (b) "Base Cash Consideration" means the cash fees provided for in
Section 5.

             (c) "Board" means the Board of Directors of the Company.

             (d) "Cause" means:

                 1. conviction of any Executive Management Party of a felony involving moral turpitude (excluding offenses such as driving while intoxicated);

                 2. commission by any Executive Management Party of a fraud upon the Company or commission by the Company of any fraud upon any Executive Management Party;

                 3. in the case of the Executive Management Parties, failure of the Company to consummate a Viable Financing before March 31, 2001; or

                 4. the willful failure or neglect of an Executive Management Party or the Company to perform their material duties under this Agreement, any other Operative Agreement or the Option Agreement, which breach, if curable, is not substantially cured within 30 business days after written notice to such Executive Management Party or the Company, as the case may be, specifying the nature of the breach.

             (e) "Confidential Information" means all information that is not known or available to the public concerning the business of the Company or the Officers' Co., or any Subsidiary of either the Company or the Officers' Co., relating to its products, product development, software, trade secrets, customers, suppliers, finances, and business plans and strategies. For this purpose, information known or available generally within the trade or industry of the Company or the Officers' Co., or any Subsidiary of either party, shall be deemed to be known or available to the public. Confidential Information shall include information that is, or becomes, known to the public as a result of a breach by any party of the provisions of Section 20.

             (f) "Constructive Termination Without Cause" means a termination by written notice given by the Officers' Co. within 30 days following the occurrence, without the Officers' Co.'s prior written consent, of one or more of the following events (except in consequence of a prior termination):

                 1. a reduction in or elimination of (A) the Officers' Co.'s then current Base Cash Consideration, (B) the Officers' Co.'s opportunity for participation in the Incentive Pool under Section 7, or (C) any other consideration otherwise due to the Officers' Co. under any Operative Agreement;

                 2. the failure, without Cause, to elect or reelect the Officers to any of the positions described in Section 1 or the removal of either Officer, without Cause, from any such position;

                 3. a material diminution in the duties of either Officer, as described in Section 1, or the assignment to either Officer of duties which are materially inconsistent with such duties or which materially impair such Officer's ability to function in such position, and in case of any such assignment, the failure of the Company to cure such inconsistency or impairment within 10 business days after its receipt of notice thereof from the Officers' Co.;

                 4. the relocation of the Company's principal office more than 50 miles from its current location without the Officers' Co.'s consent; or

                 5. the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company on or before the closing of any merger, consolidation, sale or similar transaction resulting in such succession, provided that the Officers' Co. may not treat such failure as a Constructive Termination Without Cause unless such failure is not cured within 10 business days of receipt of notice thereof by such successor from the Officers' Co.

             (g) "Disability" means an Officer's inability, due to physical or mental incapacity, to substantially perform his or her duties and responsibilities under this Agreement for a period of 180 consecutive days or for 180 days in a 365-day period.

             (h) "Existing Business" means the business of an Internet portal integrating, among other things, trade-related news and information relating to procurement, financing, logistics, insurance, compliance, regulations, and trade forms with access to trade contacts and resources throughout the world.

             (i) "Incentive Pool" means a dollar amount, payable in cash and Stock pursuant to the terms of Section 7, equal to 10% of the increase, if any, of the aggregate market price of all Current Shares (as hereinafter defined) of Stock, between (i) the date hereof and the first Threshold Date and (ii) on an annual basis thereafter calculated with the most recent Threshold Date as the beginning of the new period. As used herein, Current Shares means the number of shares of Stock issued, registered and outstanding as of the date of this Agreement (as such number of shares may be adjusted for stock splits, reverse stock splits, stock dividends and the like). For purposes of determining the increase in the market price of the Stock hereunder, the market price of the Stock on a Threshold Date shall be deemed to be the average closing price per share of the Stock during the sixty (60) trading days immediately preceding such Threshold Date, and the market price of the Stock on the date hereof shall be deemed to be the average closing price per share during the sixty (60) trading days immediately preceding the date hereof.

             (j) "Operative Agreements" mean this Agreement, the Shareholder Agreement, the Option Agreement and the Registration Rights Agreement between the Company, the Officers' Co. and certain other parties thereto, dated as of August 8, 2000.

             (k) "Option Agreement" means the Stock Option Agreement between the Company and the Officers' Co., dated of even date herewith, a copy of which is attached hereto as Exhibit A.

             (l) "Person" means an individual, firm, corporation, trust, joint venture, partnership, limited liability company, association, unincorporated organization or other entity or any governmental body or subdivision, agency, commission or authority thereof.

             (m) "Shareholder Agreement" means the Shareholder and Voting Agreement between the Company, the Officers' Co., and certain other shareholders of the Company dated of even date herewith.

             (n) "Stock" means the Common Stock, $0.001 par value, of the Company.

             (o) "Subsidiary" means any Person of which the Company or the Officers' Co., as the case may be, owns, directly or indirectly, more than 50% of the Voting Stock or, in the case of a Person other than a corporation, more than 50% of the equity or voting interest.

             (p) "Threshold Date" refers to a date utilized to calculate the Incentive Pool on a periodic basis. The first Threshold Date shall be the earlier of (i) the first year anniversary of the date of the execution of this Agreement and (ii) the date of the termination of this Agreement; provided, that in the event this Agreement is terminated for Cause by the Company (including a voluntary termination of this Agreement by the Officers' Co. without Cause, prior to the one-year anniversary hereof, and/or in the absence of Constructive Termination Without Cause) prior to the date referred to in clause (i) of this definition, then the first Threshold Date shall be the date referred to in clause (i) or (ii) above on which the average market price of the Stock (calculated in accordance with the second sentence of the definition of "Incentive Pool") shall be the lowest. New incentive periods shall begin on the occurrence of each prior Threshold Date, and shall extend to a new Threshold Date as above defined. Such periods shall be repeated for the balance of the Term.

             (q) "Viable Financing" means (i) the closing during the Term of an equity or debt investment in the Company of at least $10 million, or (ii) such other financing or other arrangement(s) as the Board may determine in the good faith exercise of its business judgment (x) to be appropriate to the Company's needs and (y) constitutes a Viable Financing, excluding any equity or debt investment in the Company (A) secured by the Company as a result of the efforts of Jean Pierre Collardeau or (B) made by any of the Persons with which the Company currently is negotiating potential investments of cash or equity in the Company, as are listed in the side letter agreement between the Parties, dated as of even date herewith.

             (r) "Voting Stock" means capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

         35. Construction.

             (a) The captions or headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

             (b) References to Sections, Exhibits, or other subdivisions are to the appropriate subdivisions of this Agreement unless otherwise stated. The words "herein," "hereof," "hereby" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section, Exhibit, or other subdivision unless otherwise stated.

         36. Authority; No Breach of Other Agreements.

             Each Party warrants and represents to each of the other Parties that he, she or it is lawfully entitled to enter into and perform this Agreement and that the execution and performance by such Party does not infringe upon any agreements or covenants to which such Party is a party.

         37. Survival.

             Notwithstanding the termination of this Agreement, the provisions of Sections 11 through 22, 26, 27 and 31 shall continue to be enforceable.







                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                          PRO NET LINK CORP.


                                          By: /s/ Jean Pierre Collardeau
                                              __________________________
                                              Name: Jean Pierre Collardeau
                                              Title: President


                                          GLOBALNET VENTURE
                                              PARTNERS, INC.


                                          By: /s/ Andrew J. Entwistle, Esq.
                                             ______________________________
                                             Name: Andrew J. Entwistle, Esq.
                                             Title: Principal


                                          /s/ John A. Bohn
                                          _____________________________
                                          John A. Bohn



                                          /s/ Karen Morgan
                                          _____________________________
                                          Karen Morgan

                                  EXHIBIT A

                        FORM OF STOCK OPTION AGREEMENT




                       [See Exhibit 10.2 to this Filing]